DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701

FILED# C13112-02

May 06 2004

Certificate of Amendment

(pursuant to NRS 78.385 and 78.390)

1. Name of corporation:  Missouri River and Gold Gem Corp.

2. The articles have been amended as follows (provide article numbers, if available):

Article I of the Articles of Incorporation of the corporation is amended to read in its entirety as follows:

"The name of the corporation is EntreMetrix Corporation."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is :  a majority   .

4. Effective date of filing (optional):

5. Officer Signature (required): /s/ Richard R. McKinley

                                                    Richard R. McKinley, President